Exhibit 10.6
PERSONAL AND CONFIDENTIAL

August 31, 2016

Dear Matt,

On behalf of Rexnord, I am pleased to offer you the position of President & Group Executive - Water Management based in Milwaukee, WI with a start date of October 3, 2016. In this capacity you will report to me. You will be nominated to be an Executive Officer of Rexnord.

The terms of this offer are as follows:

Salary
Your annual salary will be $440,000.00. Associates are paid every other Friday. Exempt associates are paid current, meaning that you are paid for the current week of work and the preceding week. You will be eligible for a full-year salary increase during our normal merit review process in May, 2017 and your next salary increase will be effective no later than June 1, 2017.

Rexnord Management Incentive Compensation Plan
Effective the month following your date of hire, you will be eligible to participate in the Rexnord Management Incentive Program (“MICP”) for fiscal year 2017, at a target bonus of 70%. Your pro-rated bonus will be guaranteed at no less than $126,280 for fiscal year 2017. Bonus payments are usually made in June, following the end of the Company’s fiscal year (which runs April 1 through March 31).

Equity Awards
Your initial equity grant will be for $2,000,000.00 in Black -Sholes Value, which vests pro-rata over three (3) years. You will also be eligible to participate in the Rexnord equity plan. Stock options, Performance shares and other potential equity awards are typically awarded on an annual basis at the discretion of the Compensation Committee of the Board of Directors. The value of your next annual grant would be no less than 125% of your base salary, and will be allocated in May, 2017.

Additional Consideration
You will be entitled to a one-time payment of $275,000, payable to you in consideration of foregoing amounts earned under your previous employer’s incentive plan. This payment will be made in February 2017 and is considered supplemental income and will be taxed accordingly. Should you terminate your employment for any reason or should Rexnord discharge your for misconduct within 1 year from your hire date, you shall reimburse Rexnord 100% of the amount of the Additional Consideration paid. Should you terminate your employment for any reason or should Rexnord discharge you for misconduct within the second year of employment from your hire date, you shall reimburse Rexnord 50% of the amount of the Additional Consideration paid.

Automobile
You will be eligible for an automobile allowance in the amount of $14,200 annually. This is a taxable benefit.

Relocation
You will be eligible for the Executive Home Owner relocation package in accordance with the Rexnord Relocation Policy. This policy requires that you agree to the terms and conditions stated in the "Relocation Payback Agreement" in order to receive relocation services and reimbursement. Interim housing will be mutually agreed to and subject to the timing of relocation.

Deferred Compensation
You are eligible to participate in the Rexnord Deferred Compensation Plan (Plan). The Plan allows you to save additional pre-tax income to meet your future financial needs. You can enjoy the benefit of deferred taxes on up to 75% of your base salary and short term incentive (MICP) compensation while Rexnord matches 50% of your contributions up to 8% of your base salary. Your deferrals and company contributions can be invested in mutual funds similar to those offered in the Rexnord 401(k) Plan. Elections for this valuable benefit are held annually in August. Additional information and the corresponding risks regarding this program will be communicated to you in advance of the upcoming annual election period.

401k Plan
Effective after 30 days of employment with Rexnord, you will be automatically enrolled in the Rexnord LLC 401k Plan at a pre-tax contribution rate of 3% of your total eligible compensation. You can either opt out of the plan or change your contribution rate. If you elect to change this amount, you may contribute up to 75% of your total eligible compensation up to the maximum allowed by the IRS. If you are age 50 or over by the end of the calendar year, you may qualify to make additional pre-tax “catch-up” contributions.

For every percent of total eligible compensation that you contribute to the Plan, Rexnord will contribute 50%, up to 8% of your total eligible compensation. Matching contributions apply to pre-tax contributions only. All employer contributions will be made subject to the Plan’s eligibility requirements.

In addition, Rexnord may contribute a discretionary Company contribution up to 3% of an associate’s eligible total compensation. Rexnord will determine the amount, if any, it will contribute to the plan each quarter.

Associate Health and Insurance Plans
You will be eligible for comprehensive health and insurance plans. These benefits, if elected, will become effective the first day of the month following your date of hire.

•	The Rexnord Medical, Dental and Vision Plans.

•	Noncontributory life insurance at one times your base pay. You may purchase additional coverage including dependent life.

•	Long-term and short-term disability insurance.

Vacation
You will be eligible for four (4) Weeks of paid vacation per annum. Your eligibility for vacation days in 2016 will be prorated based on your date of hire. Vacation may not be carried over from one year to the next. A copy of Rexnord’s vacation policy is attached for your reference.

Severance and Change in Control Benefits
You are entitled to participate in the Rexnord Corporation Executive Severance Plan (the "Severance Plan") and the Rexnord Corporation Executive Change in Control Plan (the "Change in Control Plan"). The Severance Plan provides salary continuation and subsidized COBRA benefits to eligible executives in the event that an eligible executive's employment ends due to an involuntary termination by the Employer without cause, in accordance with the terms of such Severance Plan. The Change in Control Plan provides salary continuation and accelerated equity award vesting in the event that there is a change in control of the Company and an eligible executive's employment ends under certain circumstances in connection with such a change in control of the Company, in accordance with the terms of such Change in Control Plan.

Conditions of this Offer
This offer is a description of employment and should not be construed as a contract, agreement or commitment of employment by Rexnord for any particular period of time. You will be an at-will employee and either you or Rexnord may terminate your employment at any time. This agreement supersedes and rescinds any and all agreements with Rexnord, whether verbal, written or otherwise expressed or implied. Termination of employment shall not relieve you of any obligations contained in the attached Confidentiality Agreement.

Rexnord utilizes E-Verify to verify employment eligibility. In order to comply with the Immigration Reform Control Act of 1986, Rexnord is required to determine your eligibility to work in the United States. Therefore, please provide identification sufficient to establish your authorization status. This identification may include, but is not limited to the following: a valid United States Passport, alien registration card with photograph, or any two (2) of the following: original Social Security card, valid driver’s license or state ID card per the Employment Eligibility Verification (I-9) form. If you have additional questions regarding acceptable documentation for Employment Eligibility Verification, you can visit the Department of Homeland Security website at http://uscis.gov/graphics/formsfee/forms/files/i-9.pdf.

This offer is contingent upon the following:

•	Our receipt of satisfactory employment references and background check;

•	A drug test, to be completed within 48 hours of acceptance of this offer, and satisfactory test results;

•
Your assurance that you not having entered into a signed agreement with a previous employer that contains a non-competition clause that might affect your ability to accept employment with Rexnord. If you have entered into such an agreement, please forward a copy of the agreement to my attention prior to any further action on this offer.

•	Completion of the Confidentiality Agreement. This document must be signed, as a condition of employment, prior to employment.

Matt, we are very excited to have you join Rexnord. Assuming your acceptance of this offer, please sign in the space below and return this document. You may send the signed offer letter to George Powers, Chief Human Resources Officer via email to George.Powers@rexnord.com.

After accepting this offer, you will complete your applicant profile in our automated recruiting system. As part of our process, you must complete a background check forms within 48 hours of accepting this offer.

Rexnord has partnered with HireRight, a leading provider of on-demand employment screening solutions, to verify your background meets company requirements. A separate email will be sent to you from customersupport@hireright.com describing how to access a secure website and provide information to expedite your verification. It will also instruct you to completing a required drug screen. Carefully follow the instructions to accurately provide the requested information. If you need help with the background check or drug screen, quickly contact HireRight directly.

If you have any questions or need additional assistance, please feel free to call me. Once again, Matt welcome to Rexnord!

Sincerely,

Todd A. Adams
Chief Executive Officer

Enclosures: Confidentiality Agreement, Vacation Policy, Holiday Policy, Holiday Schedule, Executive Severance Plan, Executive Change in Control Plan, Executive Relocation Policy
Offer Accepted

By:	/s/ Matthew J. Stillings
Name:	Matthew J. Stillings
Date:	August 31, 2016
Cc: George Powers, Chief Human Resources Officer